UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   November 23, 2005

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SFBC INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	001-16119	59-2407464
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11190 Biscayne Blvd., Miami, Florida 33181

(305) 895-0304

(Address and telephone number
of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  8.01

Other Events.

SFBC International, Inc. (the “Company”) is cooperating with Miami-Dade County officials to resolve inspector’s concerns about structural issues at its Miami headquarters and clinical facility on Biscayne Boulevard. The Company said inspectors have allowed it to continue operations at the facility while an assessment of various structural issues is completed.

The Company purchased the property almost two years ago and has occupied part of the facility for more than 15 years. Based upon the professional engineering and architectural advice, the Company believes the building is safe in all respects.

The structural issue arose when larger work areas were created by the removal of certain interior walls in the facility, a former motel and later an assisted-living center. The County officials initially posted signs at the facility warning of unsafe conditions and ordering that the building be vacated. However, after a presentation by structural engineers hired by the Company and the installation of metal supports where the previous walls had been removed, the County allowed the Company to continue to occupy the building. Monday the metal supports were inspected by the County and yesterday additional engineering computations were supplied to the County supporting the Company’s position that the facility is safe. The Company intends to fully cooperate with the County to finalize an agreement on what structural improvements will be required and will promptly make such improvements. While the total cost of the structural improvements to the facility, if required, is not known, management believes it will not be material to the Company.

In order to prepare for renovations at the Miami facility and to address egress-fire safety issues raised by the County, the Company has reduced its beds at its Biscayne Boulevard facility from 675 to 350 and expects, within 10 days, to also relocate 120 beds to another building it owns in Miami which was previously a Phase I facility used by Clinical Pharmacology. SFBC acquired Clinical Pharmacology in August 2003. In view of the availability of the Clinical Pharmacology facility, the Company’s current and projected trials for the next six months, as well as historical highs for bed requirements at the Biscayne Boulevard facilities management believes that the reduction of beds at the Biscayne Boulevard facility will not have a material adverse effect on the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFBC INTERNATIONAL, INC.
By:	/s/ DAVID NATAN
Vice President and Chief Financial Officer

Date:   November 30, 2005

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